Form8K

SILICON IMAGE, INC.

TRANSITIONAL EMPLOYMENT AND SEPARATION AGREEMENT

This Transitional Employment and Separation Agreement (“Agreement”) is entered into as of January 6, 2010 by and between Harold Covert (“Employee”) and Silicon Image, Inc. (“Company”) (collectively referred to as the “Parties”).

RECITALS

     WHEREAS, Employee has been employed by the Company as its President and Chief Operating Officer as the Company undertook a search for a Chief Executive Officer; and

     WHEREAS, the Company has hired a Chief Executive Officer, and the Parties wish to agree upon the terms and conditions applicable to a transitional period of employment for Employee and upon Employee’s termination of employment with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1. Transitional Employment and Service on Board of Directors.  Employee shall continue in active full-time employment with the Company for the “Transitional Period”, which shall commence on January 6, 2010 (the “Transitional Date”) and which shall continue until September 30, 2010, unless earlier terminated for “Cause” (as hereinafter defined) (in any case, the “Termination Date”).  During the Transitional Period, Employee shall serve solely as the Company’s President and, as such, shall serve at the pleasure of the Company’s CEO in assisting with the transition of the day to day operations of the Company to the CEO.  Within ten (10) business days of the Transitional Date, the Board of Directors of the Company (the “Board”) shall appoint Employee to the Board, and Employee shall serve on the Board for the Transitional Period.

2. Resignation of Titles and Positions.  Effective as of the Termination Date, Employee will resign from employment with the Company and his membership on the Board and relinquish all titles and positions then held by Employee with the Company or any subsidiary of the Company.  Employee’s resignation from the Company and the Board shall be in the form attached hereto as Exhibit 1.

3. Compensation and Benefits During Transitional Period.  As an inducement to Employee to enter into this Agreement and provide services to the Company during the Transitional Period, the Company shall pay Employee the amount of $100,000 on the Transitional Date.

During the Transitional Period, Employee will continue to receive payment of his current base salary and will continue to participate in applicable Company employee benefit plans to the extent of his participation and on the terms and conditions in effect immediately prior to the commencement of the Transitional Period.  During the Transitional Period, Employee’s stock options will continue to vest in accordance with their terms, provided, however, that Employee shall not receive any additional options or other rights to purchase shares of the Company’s common stock (except for shares acquired in connection with participation under the Company’s Employee Stock Purchase Plan) following the Transitional Date.

4. Payments and Benefits.

       (a) Accrued Payments and Benefits.  Upon the termination of Employee’s employment with the Company for any reason, the Company shall pay to Employee all amounts and benefits that have accrued or were earned but remain unpaid through the Termination Date in respect of salary and unreimbursed expenses, including accrued and unused vacation.

       (b) Separation Payment.  Upon the conclusion of the Transitional Period, and subject to Employee’s delivery to the Company of a signed general release of claims in favor of the Company in a form acceptable to the Company, which shall be substantially in the form attached hereto as Exhibit 2 (the “Release”) and the resignation in the form attached hereto as Exhibit 1, following expiration of the statutory rescission period without any rescission of the Release, the Company will pay Employee the amount of $200,000 (the “Separation Payment”). Employee acknowledges that the Company may withhold applicable taxes from all payments hereunder.

Notwithstanding the foregoing, Employee acknowledges and agrees that in the event that the Company terminates Employee’s employment for Cause (as hereinafter defined) or Employee resigns for any reason during the Transitional Period, Employee will not be entitled to the Separation Payment.

For purposes of this Agreement, “Cause” shall mean:

        (1) a good faith determination by the Board that Employee willfully failed to follow the lawful written directions of the Board; provided that no termination for Cause shall occur unless Employee: (i) has been provided with notice of the Company’s intention to terminate the Employee for Cause, and (ii) has had at least 30 days to cure or correct his behavior;

       (2) Employee’s engagement in gross misconduct, which the Board determines in good faith is detrimental to the Company; provided that no termination for Cause shall occur unless the Employee: (i) has been provided with notice of the Company’s intention to terminate the Employee for Cause, and (ii) has had at least 30 days to cure or correct his behavior;

       (3) Employee’s failure or refusal to comply in all material respects with (i) the Company’s Employee Invention Assignment, Confidentiality and Arbitration Agreement, (ii) the Company’s insider trading policy, or (iii) any other policies of the Company, where such failure or refusal to comply would be detrimental to the Company; provided that no termination for Cause shall occur unless Employee: (i) has been provided with notice of the Company’s intention to terminate Employee for Cause, and (ii) has had at least 30 days to cure or correct his behavior if such behavior is curable;

       (4) Employee’s conviction of, or a plea of no contest to, a felony or crime involving moral turpitude or commission of a fraud which the Board in good faith believes would reflect adversely on the Company; or

       (5) Employee’s unreasonable or bad-faith failure or refusal to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

       (c) Company Stock Options.

          (i) Vested Options.  Employee shall have that period of time following the Termination Date specified in the governing written stock option agreement to exercise any options to purchase shares of the Company’s common stock (“Options”) which are vested, outstanding and not exercised as of the Termination Date.

          (ii) Unvested Options.  Any Options which remain unvested as of the Termination Date shall expire effective as of the Termination Date.

       (d) Benefits. Employee’s health insurance benefits will cease on the Termination Date, subject to Employee’s eligibility and timely election to continue group health coverage under COBRA, in which case Employee will be responsible for the payment of all further COBRA premiums.  Employee’s participation in all other employee benefits and incidents of employment will cease on the Termination Date.  Employee will cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.

5. No Mitigation Required.  The parties agree that the payments and benefits provided to Employee under this Agreement are over and above anything owed to Employee by law and are offered in exchange for and conditioned upon Employee’s execution of the Release.  Employee shall not be required to seek other employment or to attempt in any way to reduce amounts payable to him pursuant to this Agreement.  Further, the amount of benefits provided under this Agreement shall not be reduced by any compensation earned by or other benefits provided to Employee as a result of employment by another employer following the Termination Date.

6. Confidential Information.  During the Transitional Period and following the Termination Date, Employee shall continue to maintain the confidentiality of this Agreement and of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Inventions and Confidentiality Agreement between Employee and the Company.  Employee shall return all of the Company’s property and confidential and proprietary information in his/her possession to the Company on the Termination Date.

7. No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

8. Non-Solicitation.  Employee agrees that for a period of eighteen (18) months immediately following the Termination Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of the Company, either for him/herself or any other person or entity.  Employee further agrees not to otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who, to the knowledge of Employee, is employed by or otherwise engaged to perform services for the Company or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve-month period, a customer or client of the Company, or any of its subsidiaries.

9. Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement except as specifically set forth herein.

10. Post-Termination Assistance.  Following the Termination Date, and upon reasonable notice, Employee shall provide such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, investigation or litigation in which it or any of its subsidiaries is or may become a party; provided that (i) the Company agrees to reimburse Employee for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Employee’s then-current employment.

11. Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement.  Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon and that all such sums shall be paid less all applicable withholdings and deductions.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

12. Arbitration.  The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”).  All arbitration proceedings shall be conducted in Santa Clara County, California.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.  In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement in particular Section 6 of this Agreement.

13. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.

14. No Representations.  The Parties represent that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

16. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Employee Inventions and Confidentiality Agreement, the agreements governing the Options or any shares of restricted Company stock (including the equity compensation plan under which such Options or such stock were granted) and any right to indemnification Employee has pursuant to any indemnification agreement between Employee and Company.

17. Public Filing.  Employee and the Company understand and agree that this Agreement may need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.

18. Code Section 409A.  If any payments or benefits due under this Agreement would subject Employee to any penalty tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended, if such payments and benefits were made at the time as contemplated herein, then the Parties agree to cooperate with each other and to take reasonably necessary steps to avoid the imposition of any such penalty tax.

19. No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

20. No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

21. Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.  To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

22. Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

23. Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24. Successors and Assigns.  This Agreement, and any and all rights, duties, and obligations under this Agreement, will not be assigned, transferred, delegated, or sublicensed by Employee without the Company’s prior written consent.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SILICON IMAGE, INC.

Date: January 6, 2010	By:	/s/ Peter Hanelt
Peter Hanelt
Chairman of the Board

HAROLD COVERT, an individual

Date: January 6, 2010	By:	/s/ Harold Covert
Harold Covert

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EXHIBIT 1

RESIGNATION

Effective the Termination Date, as such term is defined in that certain Transitional Employment and Separation Agreement, entered into as of January 6, 2010, by and between the undersigned and Silicon Image, Inc. (the “Company”), the undersigned resigns from his employment with the Company and his membership on the Board of Directors of the Company and relinquish all titles and positions held by the undersigned with the Company or any subsidiary of the Company.

By:	/s/ Harold Covert
Harold Covert

EXHIBIT 2

GENERAL RELEASE OF ALL CLAIMS

1. This General Release of All Claims (hereinafter “Agreement”) is entered into between Harold Covert (hereinafter “Employee”) and by Silicon Image, Inc. (hereinafter the “Company”).

2. WHEREAS, Employee has been employed by the Company; and

WHEREAS Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Agreement.

3. Consideration.  In consideration of the payments and benefits offered to Employee by the Company pursuant to the Transitional Employment and Separation Agreement by and between Employee and the Company dated April 5, 2007, and in connection with the termination of Employee’s employment, Employee agrees to the following general release (the “Release”).

4. General Release of Claims.

(a) In further consideration for the payment and undertakings described above, to the fullest extent permitted by law, Employee, individually and on behalf of his/her attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof.  This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which Employee may now have, or has ever had.  The parties agree that any past or future claims for money damages, loss of wages, earnings and benefits, both past and future, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.

(b) Employee and the Company do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.

(c) To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

5. Waiver of Unknown Claims. Employee has read or been advised of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives him/her the right not to release existing claims of which s/he is not now aware, unless s/he voluntarily chooses to waive this right.  Having been so apprised, s/he nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his/her favor, known or unknown.

6. Non-Admission.  It is understood and agreed that this is a compromise settlement of a disputed claim or claims and that neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

7. Covenant Not to Sue.

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which s/he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this Agreement.

(b) Nothing in this paragraph shall prohibit Employee from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Employee understands and agrees that, by entering into this agreement, s/he is releasing any and all individual claims for relief, and that any and all subsequent disputes between the Company and Employee shall be resolved in arbitration.

(c) Nothing in this Agreement shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8. Waiver of Right to Reemployment. Employee agrees that s/he will not be entitled to any further employment with the Company.  S/he therefore waives any claim now or in the future to other employment or reemployment with the Company, or any of its related entities, and agrees that s/he will not apply for nor accept employment with the Company or any of its related entities in the future.

9. Nondisparagement.  Employee agrees that s/he will refrain from making any adverse, derogatory or disparaging statements about the company, its board of directors, officers, management, practices or procedures, or business operations to any person or entity.  Nothing in this paragraph shall prohibit Employee from providing truthful information in response to a subpoena or other legal process.

10. Return of Company Property; Obligation to Protect Proprietary Information.  To the extent Employee has not already done so, s/he agrees to return to the Company all Company property, including but not limited to the files and documents, whether electronic or hardcopy, and whether in Employee’s possession or under his/her control. Employee also understands that whether s/he signs this Agreement or not, s/he must maintain the confidentiality of Company trade secrets, confidential and/or proprietary information (“Proprietary Information”), and not make use of any Proprietary Information on behalf of anyone.

11. Acknowledgement of Representation or Opportunity to be Represented by Counsel; Attorneys’ Fees.  Employee acknowledges that s/he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement.  The parties further agree that each party will be responsible for his/her or its own attorney’s fees and costs incurred in connection with this Agreement.

12. Arbitration.  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s Proprietary Information, the parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator’s decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

13. Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

14. Savings Clause. Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

15. Complete and Voluntary Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered.  Employee expressly warrants that s/he has read and fully understands this Agreement; that s/he has had the opportunity to consult with legal counsel of his/her own choosing and to have the terms of the Agreement fully explained to him/her; that s/he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that s/he is executing this Agreement voluntarily, free of any duress or coercion.

16. Modification.  No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Employee and an authorized representative of the Company.

17. Notice and Revocation Period. Employee acknowledges that the Company advised him/her to consult with an attorney prior to signing this Agreement; that s/he understands that s/he has twenty-one (21) days in which to consider whether s/he should sign this Agreement; and that s/he further understands that if s/he signs this Agreement, s/he will be given seven (7) days following the date on which s/he signs this Agreement to revoke it and that this Agreement will not be effective until after this seven-day period has expired without revocation by him/her.

18. Effective Date. This Agreement is effective on the eighth (8th) day after Employee signed it and without revocation by him/her.